SECURITIES AND EXCHANGE COMMISSION
			 Washington, DC  20549



			       FORM 8-A

	   FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
		PURSUANT TO SECTION 12(b) OR (g) OF THE
		   SECURITIES EXCHANGE ACT OF 1934


		    SOUTHERN NATIONAL CORPORATION
	(Exact name of registrant as specified in its charter)


     North Carolina                             56-0939887
(State of incorporation or organization)      (I.R.S. Employer
                                  					      Identification No.)


      200 West Second Street
      Winston-Salem, NC                             27101
(Address of principal executive offices)          (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class              Name of each exchange on which
to be so registered              each class is to be registered

Share Purchase Rights               New York Stock Exchange




Securities to be registered pursuant to Section 12(g) of the Act:

			      None
			(Title of Class)

Item 1. Description of Registrant's Securities
	To Be Registered

	On December 17, 1996, the Board of Directors of
Southern National Corporation (the "Company") declared a dividend distribution of one Right for each outstanding share of Company Common Stock ("Common
Stock") to stockholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of Common Stock issued after January 17, 1997 until the Distribution Date (which is described in the next paragraph). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a
"Unit") of Series B Junior Participating Preferred
Stock, $5 par value (the "Preferred Stock"), at a
Purchase Price of $145 per Unit, subject to adjustment.
The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Branch Banking and Trust Company, as
Rights Agent.

	Initially, the Rights will attach to all Common
Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earliest of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock, subject to certain limitations, or (iii) 10 business days after the effectiveness of a declaration by the Board of Directors of the Company that a person is an "Adverse
Person," upon a determination that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the shares of Common Stock then outstanding (provided that any such determination shall not be effective until such person has become the beneficial owner of 10% or more of the outstanding shares of Common Stock), after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause the Company to repurchase the

Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company or (c) such beneficial ownership otherwise is determined to be not in the best interests of the Company and its stockholders, employees, customers and communities in which the Company and its subsidiaries do business.

	However, the Board of Directors may not declare a person to be an Adverse Person if, prior to the time that the person acquired 10% or more of the shares of Common Stock then outstanding, such person provided to the Board of Directors in writing a statement of the person's purpose and intentions in connection with the proposed acquisition of Common Stock, together with any other information reasonably requested of the person by the Board of Directors, and the Board of Directors, based on such statement and reasonable inquiry and investigation as it deems appropriate, determines to notify and notifies such person in writing that it will not declare the person to be an Adverse Person;
provided, however, that the Board of Directors may expressly condition in any manner a determination not to declare a person an Adverse Person on such conditions as the Board of Directors may select, including without limitation, such person's not acquiring more than a specified amount of stock and/or on such person's not taking actions inconsistent with the purposes and intentions disclosed by such person in the statement provided to the Board of Directors. In the event that the Board of Directors should at any time determine, upon reasonable inquiry and investigation, that such person has not met or complied with any conditions specified by the Board of Directors, the Board of Directors may at any time thereafter declare the person to be an Adverse Person.

	Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after January 17, 1997 will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

	The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, unless earlier redeemed by the Company as described below.

	In the event that the Board of Directors determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then-outstanding shares of Common Stock, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights
Agreement) were, beneficially owned by any Acquiring
Person or Adverse Person will be null and void.
However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

	In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, or
(ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right
(except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

	The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or
(iii) upon the distribution to holders of the Preferred
Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

	With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase
Price. The Company may (but is not required to) issue fractional Units and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

	In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time until 10 business days following the Stock
Acquisition Date. Redemption is not permitted after 10 business days following the effective date of a declaration by the Board of Directors that a person is an Adverse Person. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and if there are no other Acquiring Persons or Adverse
Persons. Immediately upon the action of the Board of Directors' ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

	Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

	Other than certain of the provisions relating to the principal economic terms of the Rights under specified circumstances, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution
Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights

(excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

	One Right will be distributed to stockholders of the Company for each share of Common Stock owned of record by them on January 17, 1997. Until the Distribution Date, the Company will issue one Right with each share of Common Stock that shall become outstanding so that all shares of Common Stock will have attached Rights. The Company has initially authorized and reserved 2,000,000 shares of Preferred
Stock for issuance upon exercise of the Rights. As of December 31, 1996 there were 109,297,489 shares of Common Stock issued and outstanding. Also as of December 31, 1996 there were 46,394,757 shares of Common Stock reserved for issuance upon consummation of pending acquisitions, exercise of stock options, for employee benefit plans and for a dividend reinvestment plan.

	The Rights may be deemed to have certain antitakeover effects. The Rights generally may cause substantial dilution to a person or group that attempts to acquire the Company under circumstances not approved by the Board of Directors of the Company.

	The Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as exhibits the Form of Certificate of Designations, Powers and Preferences of Series B Junior
Participating Preferred Stock, the Form of Rights
Certificate and the Form of Summary of Rights to Purchase Shares, is attached hereto as an exhibit and incorporated herein by reference. The foregoing description of the Rights is qualified by reference to such exhibit.

Item 2. Exhibits

	     1.  Rights Agreement dated as of
     December 17, 1996 between Southern National
     Corporation and Branch Banking and Trust
     Company, as Rights Agent, which includes, as Exhibit A, the Form of Rights Certificate; as
     Exhibit B, the Form of Summary of Rights to
     Purchase Shares; and as Exhibit C, the Form of
     Articles of Amendment setting forth the terms of Series B Junior Participating Preferred Stock.
     Pursuant to the Rights Agreement, Rights
     Certificates will not be mailed until as soon as practicable after the earliest of the tenth business day after public announcement that a person or group has acquired beneficial ownership of 20% or more of the shares of Common
     Stock, the tenth business day following
     commencement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the shares of Common
     Stock, subject to certain limitations, or the tenth business day after the effective date of a determination by the Board of Directors that a person or group is an Adverse Person.

			 SIGNATURE


	Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



				SOUTHERN NATIONAL CORPORATION



Date:  January 8, 1997          By:

EXHIBIT 1

_______________________________________________________



	       SOUTHERN NATIONAL CORPORATION

			    and

	     BRANCH BANKING AND TRUST COMPANY
		       Rights Agent


	     ________________________________







		      Rights Agreement

	      Dated as of December 17, 1996



_______________________________________________________

		    TABLE OF CONTENTS


Section                                               Page

1.      Certain Definitions                              1

2.      Appointment of Rights Agent                      6

3.      Issue of Rights Certificates                     7

4.      Form of Rights Certificates                      9

5.      Countersignature and Registration               11

6.      Transfer, Splitup, Combination and
	       Exchange of Rights Certificates;
     	  Mutilated, Destroyed, Lost or
     	  Stolen Rights Certificates                      11

7.      Exercise of Rights; Purchase
     	  Price; Expiration Date of Rights                12

8.      Cancellation and Destruction of
     	  Rights Certificates                             15

9.      Reservation and Availability of
     	  Capital Stock                                   16

10.     Preferred Stock Record Date                     17

11.     Adjustment of Purchase Price,
     	  Number and Kind of Shares or
	       Number of Rights                                18

12.     Certificate of Adjusted Purchase
     	  Price or Number of Shares                       31

13.     Consolidation, Merger or Sale
     	  or Transfer of Assets or Earning
	       Power                                           31

14.     Fractional Rights and Fractional
     	  Shares                                          34

15.     Rights of Action                                36

16.     Agreement of Rights Holders                     36

17.     Rights Certificate Holder Not Deemed
     	  a Stockholder                                   37

18.     Concerning the Rights Agent                     38

19.     Merger or Consolidation or Change of
     	  Name of Rights Agent                            38

20.     Duties of Rights Agent                          39

21.     Change of Rights Agent                          42

22.     Issuance of New Rights Certificates             44

23.     Redemption and Termination                      44

24.     Notice of Certain Events                        45

25.     Notices                                         46

26.     Supplements and Amendments                      47

27.     Successors                                      48

28.     Determinations and Actions by
     	  the Board of Directors, etc.                    48

29.     Benefits of This Agreement                      49

30.     Severability                                    49

31.     Governing Law                                   49

32.     Counterparts                                    49

33.     Descriptive Headings                            49

Exhibit A --    Form of Rights Certificate

Exhibit B --    Form of Summary of Rights

EXHIBIT C --    Form of Articles of Amendment

			RIGHTS AGREEMENT


	RIGHTS AGREEMENT, dated as of December 17, 1996
(the "Agreement"), between Southern National
Corporation, a North Carolina corporation (the
"Company"), and Branch Banking and Trust Company (the
"Rights Agent").


		      W I T N E S S E T H

	WHEREAS, on December 17, 1996 (the "Rights
Dividend Declaration Date"), the Board of Directors of the Company authorized and declared a dividend distribution ("Distribution") of one Right for each share of Common Stock (as hereinafter defined) of the Company outstanding at the close of business on January 17, 1997 (the "Record Date"), and has authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 11(o) hereof) for each share of Common Stock of the Company issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the Distribution Date (as hereinafter defined), each Right initially representing the right to purchase one one- hundredth of a share of Preferred
Stock upon the terms and subject to the conditions hereinafter set forth (the "Rights");

	NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

	Section 1.  Certain Definitions.  For purposes
of this Agreement, the following terms have the meanings indicated:

		(a)  "Acquiring Person" shall mean any
Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial
Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.

		(b)  "Act" shall mean the Securities Act of
1933.

		(c)  "Adverse Person" shall mean any Person
declared to be an Adverse Person by the Board of

Directors upon determination that the criteria set forth in Section 11(a)(ii)(B) apply to such Person.

		(d)  "Affiliate" and "Associate" shall have
the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the
"Exchange Act") and in effect on the date of this Agreement.

		(e)  A Person shall be deemed the
"Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

		(i)  which such Person or any of such
     Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own,"
     (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or
     (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering
     Event which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to
     Section 3(a) or Section 22 hereof (the "Original
     Rights") or pursuant to Section 11(i) hereof in connection with an adjustment made with respect to any Original Rights;

	     (ii)  which such Person or any of such
     Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement), including pursuant to any agreement, arrangement or understanding, whether or not in writing;
     provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

		(iii)  which are beneficially owned,
     directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting
     (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph (e)) or disposing of any voting securities of the Company; provided, however, that nothing in this paragraph (e) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

		(f)  "Business Day" shall mean any day other
than a Saturday, Sunday or a day on which banking institutions in the State of North Carolina are authorized or obligated by law or executive order to close.

		(g)  "Close of business" on any given date
shall mean 5:00 P.M., Winston-Salem, North Carolina time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Winston-Salem, North Carolina time, on the next succeeding Business Day.

		(h)  "Common Stock" shall mean the common
stock, $5 par value, of the Company, except that "Common Stock" when used with reference to any Person other than the Company shall mean the capital stock of such Person with the greatest aggregate voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.

		(i)  "Common stock equivalents" shall have
the meaning set forth in Section 11(a)(iii) hereof.

		(j)  "Current market price" shall have the
meaning set forth in Section 11(d)(i) hereof.

		(k)  "Current Value" shall have the meaning
set forth in Section 11(a)(iii) hereof.

		(l)  "Distribution Date" shall have the
meaning set forth in Section 3(a) hereof.

		(m)  "Exchange Act" shall have the meaning
set forth in Section 1(d) hereof.

		(n)  "Expiration Date" shall have the
meaning set forth in Section 7(a) hereof.

		(o)  "Final Expiration Date" shall mean the
close of business on December 31, 2006, unless extended by the Board of Directors of the Company as provided in
Section 7 hereof.

		(p)  "Person" shall mean any individual,
firm, corporation, partnership, company or other entity.

		(q)  "Preferred Stock" shall mean shares of
the Company's Series B Junior Participating Preferred
Stock, with the terms and rights set forth in the Articles of Amendment attached as Exhibit C hereto, and, to the extent that there is not a sufficient number of shares of Preferred Stock authorized to permit the full exercise of the Rights, any other series of such Preferred Stock of the Company designated for such purpose containing terms substantially similar to the terms of the Series B
Preferred Stock.

		(r)  "Principal Party" shall have the
meaning set forth in Section 13(b) hereof.

		(s)  "Purchase Price" shall have the meaning
set forth in Section 4(a) hereof.

		(t)  "Record Date" shall have the meaning
set forth in the WHEREAS clause at the beginning of this Agreement.

		(u)  "Redemption Price" shall have the
meaning set forth in Section 23(a) hereof.

		(v)  "Rights" shall have the meaning set
forth in the WHEREAS clause at the beginning of this Agreement.

		(w)  "Rights Certificates" shall have the
meaning set forth in Section 3(a) hereof.

		(x)  "Section 11(a)(ii) Event" shall mean
any event described in Section 11(a)(ii)(A) or (B) hereof.

		(y)  "Section 11(a)(ii) Trigger Date" shall
have the meaning set forth in Section 11(a)(iii) hereof.

		(z)  "Section 13 Event" shall mean any event
described in clause (x), (y) or (z) of Section 13(a) hereof.

		(aa) "Spread" shall have the meaning set forth in Section 11(a)(iii) hereof.

		(bb)  "Stock Acquisition Date" shall mean
the first date of a public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring
Person that an Acquiring Person has become such.

		(cc)  "Subsidiary" shall mean, with
reference to any Person, any corporation, partnership, company or other entity of which an amount of voting securities sufficient to elect at least a majority of the directors, managers, trustees or similar persons, of such entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

		(dd)  "Substitution Period" shall have the
meaning set forth in Section 11(a)(iii) hereof.

		(ee)  "Trading Day" shall have the meaning
set forth in Section 11(d)(i) hereof.

		(ff)  "Triggering Event" shall mean any
Section 11(a)(ii) Event or any Section 13 Event.

	Section 2.  Appointment of Rights Agent.  The
Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights
(who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable.

	Section 3.  Issue of Rights Certificates.

		(a)  Until the earliest of (i) the close of
business on the tenth Business Day after the Stock
Acquisition Date, (ii) the close of business on the tenth Business Day after the latest of (A) the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange
Act as in effect on the date hereof, if upon consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Common
Stock then outstanding, or (B) the date upon which all regulatory approvals required for the acquisition of stock pursuant to the tender or exchange offer referred to in clause (A) have been obtained or waived, or
(C) the date upon which any approval required of the security holders of the Person publishing or sending or giving the tender or exchange offer referred to in clause (A), for the acquisition of stock pursuant to such tender or exchange offer, is obtained or waived or
(iii) the close of business on the tenth Business Day after the Board of Directors of the Company determines, pursuant to the criteria set forth in
Section 11(a)(ii)(B) hereof, that a Person is an Adverse Person (the earliest of (i), (ii) and (iii) being herein referred to as the "Distribution Date"),
(x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to
Section 11(o) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights
Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution
Date, the Rights will be evidenced solely by such Rights Certificates.

		(b)  As promptly as practicable following
the Record Date, the Company will send a copy of a Summary of Rights to Purchase Preferred Stock, in substantially the form attached hereto as Exhibit B, by first-class, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for the Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates for the Common
Stock and the registered holders of the Common Stock shall also be the registered holders of the associated
Rights. Until the earlier of the Distribution Date or the Expiration Date, the transfer of any certificates representing shares of Common Stock in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with such shares of Common Stock.

		(c)  Rights shall be issued in respect of
all shares of Common Stock which are issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date. Certificates representing such shares of Common Stock shall also be deemed to be certificates for Rights, and certificates issued after the Record Date shall bear the following legend:

	   This certificate also evidences
     and entitles the holder hereof to
     certain Rights as set forth in the
     Rights Agreement between Southern
     National Corporation (the "Company")
     and Branch Banking and Trust Company
     (the "Rights Agent") dated as of
     December 17, 1996 (the "Rights
     Agreement"), the terms of which are
     hereby incorporated herein by
     reference and a copy of which is on
     file at the principal offices of the
     Company.  Under certain circumstances,
     as set forth in the Rights Agreement,
     such Rights will be evidenced by
     separate certificates and will no
     longer be evidenced by this
     certificate.  The Company will mail to
     the holder of this certificate a copy
     of the Rights Agreement, as in effect
     on the date of mailing, without charge
     promptly after receipt of a written
     request therefor.  Under certain
     circumstances set forth in the Rights
     Agreement, Rights issued to, or held
     by, any Person who is, was or becomes
     an Acquiring Person, an Adverse Person
     or any Affiliate or Associate thereof
     (as such terms are defined in the
     Rights Agreement), whether currently
     held by or on behalf of such Person or
     by any subsequent holder, may become
     null and void.

With respect to such certificates containing the foregoing legend, until the earlier of (i) the Distribution Date or (ii) the Expiration Date, the
Rights associated with the Common Stock represented by such certificates shall be evidenced by such Certificates alone and registered holders of Common
Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

	Section 4.  Form of Rights Certificates.

		(a)  The Rights Certificates (and the forms
of election to purchase shares and of assignment to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit A hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 11 and Section 22 hereof, the Rights Certificates, whenever distributed, shall be dated as of the Record Date and on their face shall entitle the holders thereof to purchase such number of one one-hundredths of a share of Preferred Stock as shall be set forth therein at the price set forth therein (such exercise price per one one-hundredths of a share, the "Purchase Price"), but the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.

		(b)  Any Rights Certificate issued pursuant
to Section 3(a) or Section 22 hereof that represents
Rights beneficially owned by any Person known to be:
(i) an Acquiring Person, an Adverse Person or any
Associate or Affiliate of an Acquiring Person or an Adverse Person; (ii) a transferee of an Acquiring
Person or an Adverse Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person or Adverse Person becomes such; or
(iii) a transferee of an Acquiring Person or an Adverse
Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person or Adverse Person becoming such and receives such Rights pursuant to either (A) a transfer
(whether or not for consideration) from the Acquiring
Person or Adverse Person (or from any such Associate or Affiliate) to holders of equity interests in such Acquiring Person or Adverse Person (or in any such
Associate or Affiliate) or to any Person with whom such Acquiring Person or Adverse Person (or any such
Associate or Affiliate) has any continuing agreement, arrangement or understanding regarding the transferred
Rights or (B) a transfer which the Board of Directors of the Company has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect avoidance of Section 7(e) hereof, and any Rights Certificate issued pursuant to Section 6 or
Section 11 hereof upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall when issued contain (to the extent feasible in the circumstances) the following legend, modified as applicable to apply to such Person:

     The Rights represented by this Rights
     Certificate are or were beneficially
     owned by a Person who was or became an
     [Acquiring] [Adverse] Person or an
     Affiliate or Associate of an
     [Acquiring] [Adverse] Person (as such
     terms are defined in the Rights
     Agreement).  Accordingly, this Rights
     Certificate and the Rights represented
     hereby may become null and void in the
     circumstances specified in
     Section 7(e) of such Agreement.

	Section 5.  Countersignature and Registration.

		(a)  The Rights Certificates shall be
executed on behalf of the Company by its Chairman of the Board, its President or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Rights Certificates shall be countersigned by the Rights Agent, manually or by facsimile signature, and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Rights
Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights
Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Rights Certificates had not ceased to be such officer of the Company; and any Rights
Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

		(b)  Following the Distribution Date, the
Rights Agent will keep or cause to be kept, at its office designated as the appropriate place for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights
Certificates and the certificate number and the date of each of the Rights Certificates.

	Section 6.  Transfer, Splitup, Combination and
Exchange of Rights Certificates; Mutilated, Destroyed,
Lost or Stolen Rights Certificates.

		(a)  Subject to the provisions of
Section 4(b), Section 7(e) and Section 14 hereof, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the Expiration Date, any Rights Certificate or Certificates may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a share of Preferred Stock (or, following a Triggering Event,
Common Stock, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase.
Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the office of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or
Affiliates or Associates thereof as the Company shall reasonably request. Thereupon the Rights Agent shall, subject to Section 4(b), Section 7(e) and Section 14 hereof, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, splitup, combination or exchange of Rights Certificates.

		(b)  Upon receipt by the Company and the
Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights
Agent and cancellation of the Rights Certificate if mutilated, the Company will execute and deliver a new
Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

	Section 7.  Exercise of Rights; Purchase Price;
Expiration Date of Rights.

		(a)  Subject to Section 7(e) hereof, the
registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights
Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Final Expiration Date, or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being herein referred to as the "Expiration Date").

		(b)  The Purchase Price for each
one-hundredths of a share of Preferred Stock pursuant to the exercise of a Right shall initially be $145.00 and shall be subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof and shall be payable in accordance with paragraph (c) below.

		(c)  Upon receipt of a Rights Certificate
representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price per one one-hundredths of a share of Preferred Stock (or other shares, securities, cash or other assets, as the case may be) to be purchased as set forth below and an amount equal to any applicable transfer tax, the Rights
Agent shall, subject to Section 20(k) hereof thereupon promptly (i)(A) requisition from any transfer agent of the shares of Preferred Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of one one-hundredths of a share of Preferred Stock to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Preferred Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a share of Preferred Stock as are to be purchased (in which case certificates for the shares of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with such request, (ii) requisition from the

Company the amount of cash, if any, to be paid in lieu of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights
Certificate. The payment of the Purchase Price (as such amount may be reduced pursuant to
Section 11(a)(iii) hereof) may be made in cash or by certified bank check or money order payable to the order of the Company. In the event that the Company is obligated to issue other securities (including Common
Stock) of the Company, pay cash and/or distribute other property pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by or on behalf of the Rights Agent, if and when appropriate.

		(d)  In case the registered holder of any
Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 14 hereof.

		(e)  Notwithstanding anything in this
Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person, an Adverse Person or an Associate or Affiliate of an Acquiring Person or an Adverse Person, (ii) a transferee of an Acquiring Person or an Adverse Person
(or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person or Adverse Person becomes such, or (iii) a transferee of an Acquiring
Person or an Adverse Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person or Adverse
Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person or Adverse
Person (or from any such Associate or Affiliate) to holders of equity interests in such Acquiring Person or Adverse Person (or in any such Associate or Affiliate) or to any Person with whom the Acquiring Person or Adverse Person (or any such Associate or Affiliate) has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors of the Company has determined (whether before or after such transfer) is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this
Section 7(e), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this
Section 7(e) and Section 4(b) hereof are complied with, but shall have no liability to any holder of Rights
Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring
Person or Adverse Person or any of their respective
Affiliates, Associates or transferees hereunder.

		(f)  Notwithstanding anything in this
Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this
Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former
Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

	Section 8.  Cancellation and Destruction of
Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, splitup, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

	Section 9.  Reservation and Availability of
Capital Stock.

		(a)  The Company covenants and agrees that
it will cause to be reserved and kept available out of its authorized and unissued shares of Preferred Stock
(and, following the occurrence of a Triggering Event, out of its authorized and unissued shares of Common
Stock and/or other securities or out of its authorized and issued shares held in its treasury), the number of shares of Preferred Stock (and, following the occurrence of a Triggering Event, Common Stock and/or other securities) that, as provided in this Agreement, including Section 11(a)(iii) hereof, will be sufficient to permit the exercise in full of all outstanding
Rights.

		(b)  So long as the shares of Preferred
Stock (and, following the occurrence of a Triggering
Event, Common Stock and/or other securities) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange upon official notice of issuance upon such exercise.

		(c)  The Company shall use its best efforts
to (i) file, as soon as practicable following the earliest date after the first occurrence of a
Section 11(a)(ii) Event on which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with
Section 11(a)(iii) hereof, or as soon as is required by law following the Distribution Date, as the case may be, a registration statement under the Act, with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the
Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the date of the expiration of the Rights. The
Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights. The
Company may temporarily suspend, for a period of time not to exceed ninety (90) days after the date set forth in clause (i) of the first sentence of this
Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction, unless the requisite qualification in such jurisdiction shall have been obtained and until a registration statement has been declared effective.

		(d)  The Company covenants and agrees that
it will take all such action as may be necessary to ensure that all one one- hundredths of a share of Preferred Stock (and, following the occurrence of a Triggering Event, Common Stock and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable.

		(e)  The Company further covenants and
agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates for a number of one one-hundredths of a share of Preferred
Stock (or Common Stock and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of a number of one one-hundredths of a share of Preferred Stock (or Common
Stock and/or other securities, as the case may be) in respect of a name other than that of, the registered holder of the Rights Certificates evidencing Rights surrendered for exercise or to issue or deliver any certificates for a number of one one- hundredths of a share of Preferred Stock (or Common Stock and/or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until such tax shall have been paid (any such tax being payable by the holder of such Rights
Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

	Section 10.  Preferred Stock Record Date.  Each
person in whose name any certificate for a number of one one-hundredths of a share of Preferred Stock (or
Common Stock and/or other securities, as the case may

be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such fractional shares of Preferred Stock (or Common
Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred
Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are open.
Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate, as such, shall not be entitled to any rights of a stockholder of the Company with respect to shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

	Section 11.  Adjustment of Purchase Price,
Number and Kind of Shares or Number of Rights.  The
Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

		(a)(i)  In the event the Company shall at
any time after the date of this Agreement (A) declare a dividend on the Preferred Stock payable in shares of Preferred Stock, (B) subdivide the outstanding
Preferred Stock, (C) combine the outstanding Preferred
Stock into a smaller number of shares, or (D) issue any shares of its capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation, statutory share exchange or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and
Section 7(e) hereof, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of Preferred Stock or capital stock, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of Preferred Stock or capital stock, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Stock transfer books of the Company were open, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.
If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) hereof, the adjustment provided for in this
Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to
Section 11(a)(ii) hereof.

			(ii)  In the event:

	   (A)  any Person (other than the Company, any
     Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration
     Date, become the Beneficial Owner of 25% or more of the shares of Common Stock then outstanding, unless the event causing the 25% threshold to be crossed is a transaction set forth in
     Section 13(a) hereof or

	   (B)  subject to the requirements of this
     Section 11(a)(ii), the Board of Directors of the Company shall declare any Person to be an Adverse Person, upon a determination by the Board of Directors that such Person, alone or together with its Affiliates and Associates, has or will, at any time after the Rights Dividend
     Declaration Date, become the Beneficial Owner of
     10% or more of the outstanding shares of Common
     Stock (provided that any such determination may not be effective until such Person has become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock), after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that (a) such Beneficial
     Ownership by such Person is intended to cause, is reasonably likely to cause or will cause the Company to repurchase the Common Stock beneficially owned by such Person or to cause pressure on the Company to take action or enter into a transaction or series of transactions which would provide such Person with short-term financial gain under circumstances where the Board of Directors determines that the best longterm interests of the Company and its stockholders, but for the actions and possible actions of such Person, would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such Beneficial Ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company, or (c) such beneficial ownership otherwise is determined to be not in the best interests of the Company and its stockholders, employees, customers and communities in which the Company and its Subsidiaries do business, then, promptly following the first occurrence of a
Section 11(a)(ii) Event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the thencurrent Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-hundredths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then-current Purchase Price by the then-number of one one-hundredths of a share of Preferred Stock for which a Right would have been exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event assuming the Distribution Date had already occurred, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares"). Notwithstanding the provisions of Section 11(a)(ii)(B) hereof, the Board of Directors of the Company may not declare a Person to be an Adverse Person if, prior to the time that such Person acquired 10% or more of the shares of Common Stock then outstanding, such Person provided to the Board of Directors in writing a statement of such Person's purpose and intentions in connection with the proposed acquisition of Common Stock, together with any other information reasonably requested of such Person by the Board of Directors, and the Board of Directors, based on such statement and reasonable inquiry and investigation, including consultation with such Persons as such directors shall deem appropriate, determines to notify and notifies such Person in writing that it will not declare such Person to be an Adverse Person;
provided, however, that the Board of Directors may expressly condition in any manner a determination not to declare a Person an Adverse Person on such conditions as the Board of Directors may select, including, without limitation, such Person's not acquiring more than a specified amount of Common Stock and/or on such Person's not taking actions inconsistent with the purposes and intentions disclosed by such Person in the statement provided to the Board of Directors. In the event that the Board of Directors should at any time determine, upon reasonable inquiry and investigation, including consultation with such Persons as such directors shall deem appropriate, that such Person has not met or complied with any condition specified by the Board of Directors pursuant to the preceding sentence, the Board of Directors may at any time thereafter declare such Person to be an Adverse
Person pursuant to the provisions of this
Section 11(a)(ii).

	(iii) In the event that the number of shares of Common Stock which are authorized by the Company's
Amended and Restated Articles of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this
Section 11(a), the Company shall: (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current
Value") over (2) the Purchase Price (such excess, the
"Spread"), and (B) with respect to each Right, make adequate provision to substitute for the Adjustment
Shares, upon the exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of preferred stock which the Board of Directors of the Company has deemed to have substantially the same value as shares of Common Stock (such shares of preferred stock, "common stock equivalents")), (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value equal to the Current Value (less the amount of any reduction in the Purchase Price), where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of one or more investment or financial advisors selected by the Board of

Directors of the Company; provided, however, if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(ii)
Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If the Board of Directors of the Company shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the thirty (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the
Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such period, as it may be extended, the "Substitution Period"). To the extent that the Company determines that some action need be taken pursuant to the first and/or second sentences of this Section 11(a)(iii), the Company (x) shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding
Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this
Section 11(a)(iii), the value of the Common Stock shall be the current market price (as determined pursuant to Section 11(d) hereof) per share of the Common Stock on the Section 11(a)(ii) Trigger Date and the value of any "common stock equivalent" shall be deemed to have the same value as the Common Stock on such date.

	(iv) In lieu of issuing shares of Common Stock in accordance with subparagraph (ii) of this Section
11(a), the Company may with respect to each Right, if a majority of members of the Board of Directors determine that such action is in the best interests of the Company and not contrary to the interests of the holders of Rights, make adequate provision to substitute for the Adjustment Shares, (x) upon the surrender for exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in Purchase Price, (3) Common Stock, or other equity securities of the Company (including without limitation common stock equivalents), (4) debt securities of the Company, (5) other assets or (6) any combination of the foregoing having an aggregate value equal to the Current Value where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of one or more investment or financial advisers selected by the Board of Directors of the Company or (y) upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, (1) cash, (2) Common Stock or other equity securities of the Company (including, without limitation, common stock equivalents), (3) debt securities of the Company, (4) other assets or (5) any combination of the foregoing, having an aggregate value equal to the Spread where such aggregate value has been determined by the Board of Directors of the Company based upon the advice of one or more investment or financial advisors selected by the Board of Directors of the Company.

		(b)  In case the Company shall fix a record
date for the issuance of rights, options or warrants to all holders of Preferred Stock entitling them to subscribe for or purchase (for a period expiring within forty-five (45) calendar days after such record date)
Preferred Stock (or shares having the same rights, privileges and preferences as the shares of Preferred
Stock ("equivalent preferred stock")) or securities convertible into Preferred Stock or equivalent preferred stock at a price per share of Preferred Stock or per share of equivalent preferred stock (or having a conversion price per share, if a security convertible into Preferred Stock or equivalent preferred stock) less than the current market price (as determined pursuant to Section 11(d) hereof) per share of Preferred Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Preferred Stock outstanding on such record date, plus the number of shares of Preferred Stock which the aggregate offering price of the total number of shares of Preferred Stock and/or equivalent preferred stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price, and the denominator of which shall be the number of shares of Preferred Stock outstanding on such record date, plus the number of additional shares of Preferred Stock and/or equivalent preferred stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible).
In case such subscription price may be paid by delivery of consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Shares of Preferred Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

		(c)  In case the Company shall fix a record
date for a distribution to all holders of Preferred
Stock (including any such distribution made in connection with a consolidation, statutory share exchange or merger in which the Company is the continuing corporation) of evidences of indebtedness, cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Preferred
Stock, but including any dividend payable in stock other than Preferred Stock) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the current market price (as determined pursuant to Section 11(d) hereof) per share of Preferred Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a share of Preferred Stock and the denominator of which shall be such current market price (as determined pursuant to Section 11(d) hereof) per share of Preferred Stock. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price which would have been in effect if such record date had not been fixed.

		(d)(i)  For the purpose of any computation
hereunder, other than computations made pursuant to
Section 11(a)(iii) and Section 11(a)(iv) hereof, the
"current market price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the thirty (30) consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date, and for purposes of computations made pursuant to
Section 11(a)(iii) and Section 11(a)(iv) hereof, the
"current market price" per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the ten (10) consecutive Trading Days immediately following such date; provided, however, that in the event that the current market price per share of the Common Stock is determined during a period following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Stock, and prior to the expiration of the requisite thirty (30) Trading Day or ten (10) Trading Day period, as set forth above, after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the "current market price" shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National
Association of Securities Dealers, Inc. Automated
Quotation System ("NASDAQ") or such other system then in use, or, if on any such date the shares of Common
Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on any such date no market maker is making a market in the Common Stock, the fair value of such shares on such date as determined in good faith by the Board of Directors of the Company shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common
Stock are not listed or admitted to trading on any national securities exchange, a Business Day. If the Common Stock is not publicly held or not so listed or traded, "current market price" per share shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights
Agent and shall be conclusive for all purposes.

		    (ii)  For the purpose of any computation
hereunder, the "current market price" per share of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in clause (i) of this Section 11(d) (other than the last sentence thereof). If the current market price per share of Preferred Stock cannot be determined in the manner provided above or if the Preferred Stock is not publicly held or listed or traded in a manner described in clause (i) of this Section 11(d), the "current market price" per share of Preferred Stock shall be conclusively deemed to be an amount equal to 100 (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Agreement) multiplied by the current market price per share of the Common
Stock.  If neither the Common Stock nor the Preferred
Stock is publicly held or so listed or traded, "current market price" per share of the Preferred Stock shall mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes. For all purposes of this Agreement, the "current market price" of one one- hundredth of a share of Preferred Stock shall be equal to the "current market price" of one share of Preferred Stock divided by 100.

		(e)  Anything herein to the contrary
notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest ten-thousandth of a share of Common Stock or other share or one-millionth of a share of Preferred Stock, as the case may be.
Notwithstanding the first sentence of this
Section 11(e), any adjustment required by this
Section 11 shall be made no later than the earlier of
(i) three (3) years from the date of the transaction which mandates such adjustment, or (ii) the Expiration
Date.

		(f)  If as a result of an adjustment made
pursuant to Section 11(a)(ii) or Section 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock other than Preferred Stock, thereafter the number of such other shares so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in Sections 11(a), (b), (c), (e), (g), (h),
(i), (j) and (l), and the provisions of Sections 7, 9,
10, 13 and 14 hereof with respect to the Preferred
Stock shall apply on like terms to any such other shares.

		(g)  All Rights originally issued by the
Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a share of Preferred Stock purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

		(h)  Unless the Company shall have exercised
its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one- hundredths of a share of Preferred Stock (calculated to the nearest one-millionth) obtained by
(i) multiplying (x) the number of one one-hundredths of a share covered by a Right immediately prior to this adjustment, by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase
Price, and (ii) dividing the product so obtained by the

Purchase Price in effect immediately after such adjustment of the Purchase Price.

		(i)  The Company may elect on or after the
date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of one one-hundredths of a share of Preferred
Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of one one- hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase
Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Rights
Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights
Certificates on such record date Rights Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted
Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

		(j)  Irrespective of any adjustment or
change in the Purchase Price or the number of one one-hundredths of a share of Preferred Stock issuable upon the exercise of the Rights, the Rights
Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-hundredth of a share and the number of one one-hundredths of a share which were expressed in the initial Rights Certificates issued hereunder.

		(k)  In any case in which this Section 11
shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date of the number of one one-hundredths of a share of Preferred
Stock and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of one one-hundredths of a share of Preferred Stock and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

		(l)  Anything in this Section 11 to the
contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment the Board of Directors of the Company shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred
Stock, (ii) issuance wholly for cash of any shares of Preferred Stock at less than the current market price,
(iii) issuance wholly for cash of shares of Preferred
Stock or securities which by their terms are convertible into or exchangeable for shares of Preferred Stock, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this
Section 11, hereafter made by the Company to holders of its Preferred Stock shall not be taxable to such stockholders.

		(m)  The Company covenants and agrees that
it shall not, at any time after the Distribution Date,
(i) consolidate with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(n) hereof), (ii) merge with or into or enter into a statutory share exchange with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(n) hereof), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries
(taken as a whole) to any other Person or Persons
(other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with
Section 11(n) hereof), if (x) at the time of or immediately after such consolidation, merger, statutory share exchange, sale or transfer there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such consolidation, merger, sale or transfer, the stockholders of the Person who constitutes, or would constitute, the "Principal Party" for purposes of
Section 13(a) hereof shall have received a distribution of Rights previously owned by such Person or any of its Affiliates and Associates.

		(n)  The Company covenants and agrees that,
after the Distribution Date, it will not, except as permitted by Section 23 or Section 26 hereof, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

		(o)  Anything in this Agreement to the
contrary notwithstanding, in the event that the Company shall at any time on or after the Rights Dividend
Declaration Date and prior to the Distribution Date (i) declare a dividend on the outstanding shares of Common
Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event.

		(p)  Before taking any action that would
cause an adjustment reducing the Purchase Price below the then par value, if any, of the Common Stock issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Purchase Price.

	Section 12.  Certificate of Adjusted Purchase
Price or Number of Shares. Whenever an adjustment is made as provided in Section 11 and Section 13 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Preferred Stock and the Common Stock, a copy of such certificate, and (c) mail a brief summary thereof to each holder of a Rights Certificate (or, if prior to the Distribution Date, to each holder of a certificate representing shares of Common Stock) in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

	Section 13.  Consolidation, Merger or Sale or
Transfer of Assets or Earning Power.

		(a)  In the event that, following the Stock
Acquisition Date, directly or indirectly, (x) the Company shall consolidate with, enter into a statutory share exchange or merge with and into, any other Person
(other than a Subsidiary of the Company in a transaction which complies with Section 11(n) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation, statutory share exchange or merger, (y) any Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(n) hereof) shall consolidate with, enter into a statutory share exchange with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation, statutory share exchange or merger and, in connection with such consolidation, statutory share exchange or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other
Person or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(n) hereof), then, and in each such case, proper provision shall be made so that: (i) each holder of a Right, except holders described in
Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at the then- current
Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, nonassessable and freely tradeable shares of Common Stock of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by
(1) multiplying the then-current Purchase Price by the number of one one-hundredths of a share of Preferred
Stock for which a Right is exercisable immediately prior to the first occurrence of a Section 13 Event
(or, if a Section 11(a)(ii) Event has occurred prior to the first occurrence of a Section 13 Event, multiplying the number of such one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a
Section 11(a)(ii) Event by the Purchase Price in effect immediately prior to such first occurrence), and dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by (2) 50% of the current market price (determined pursuant to Section 11(d)(i) hereof) per share of the Common Stock of such Principal
Party on the date of consummation of such Section 13
Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such
Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term
"Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; and (v) the provisions of
Section 11(a)(ii) hereof shall be of no effect following the first occurrence of any Section 13 Event.

		(b)  "Principal Party" shall mean

		 (i)  in the case of any transaction
     described in clause (x) or (y) of the first sentence of Section 13(a), the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted in such merger, statutory share exchange or consolidation, and if no securities are so issued, the Person that is the other party to such merger, statutory share exchange or consolidation; and

		(ii)  in the case of any transaction
     described in clause (z) of the first sentence of
     Section 13(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions;

provided, however, that in any such case, (1) if the Common Stock of such Person is not at such time and has not been continuously over the preceding twelve (12) month period registered under Section 12 of the Exchange Act, and such Person is a direct or indirect
Subsidiary of another Person the Common Stock of which is and has been so registered, "Principal Party" shall refer to such other Person; and (2) in case such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Stocks of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such Persons is the issuer of the Common Stock having the greatest aggregate market value.

		(c)  The Company shall not consummate any
such consolidation, statutory share exchange, merger, sale or transfer unless the Principal Party shall have a sufficient number of authorized shares of its Common
Stock which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, statutory share exchange, merger, sale or transfer mentioned in paragraph (a) of this Section 13, the Principal Party will:

		 (i)  prepare and file a registration
     statement under the Act, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and will use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and
     (B) remain effective (with a prospectus at all times meeting the requirements of the Act) until the Expiration Date; and

		(ii)  deliver to holders of the Rights
     historical financial statements for the
     Principal Party and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 under the Exchange Act.

The provisions of this Section 13 shall similarly apply to successive mergers, statutory share exchanges or consolidations or sales or other transfers. In the event that a Section 13 Event shall occur at any time after the occurrence of a Section 11(a)(ii) Event, the Rights which have not theretofore been exercised shall thereafter become exercisable in the manner described in Section 13(a).

	Section 14.  Fractional Rights and Fractional
Shares.

		(a)  The Company shall not be required to
issue fractions of Rights, except prior to the Distribution Date as provided in Section 11(o) hereof, or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, there may be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 14(a), the current market value of a whole
Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable.
The closing price of the Rights for any day shall be the last sale price, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock
Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading, or, if the Rights are not listed or admitted to trading, on any national securities exchange, the last quoted price or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company shall be used.

		(b)  The Company shall not be required to
issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock
(other than fractions which are integral multiples of one one- hundredths of a share of Preferred Stock). In lieu of fractional shares of Preferred Stock that are not integral multiples of one one-hundredths of a share of Preferred Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one one- hundredths of a share of Preferred Stock. For purposes of this Section 14(b), the current market value of one one-hundredths of a share of Preferred Stock shall be one one-hundredths of the closing price of a share of Preferred Stock (as determined pursuant to Section 11(d)(ii) hereof) for the Trading Day immediately prior to the date of such exercise.

		(c)  Following the occurrence of a
Triggering Event, the Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Rights or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one (1) share of Common Stock.
For purposes of this Section 14(c), the current market value of one share of Common Stock shall be the closing price of one share of Common Stock (as determined pursuant to Section 11(d)(i) hereof) for the Trading
Day immediately prior to the date of such exercise.

		(d)  The holder of a Right by the acceptance
of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right, except as permitted by this
Section 14.

	Section 15.  Rights of Action.  All rights of
action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to
Section 18 hereof, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Common Stock), without the consent of the Rights
Agent or of the holder of any other Rights Certificate
(or, prior to the Distribution Date, of the Common
Stock), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.

	Section 16.  Agreement of Rights Holders.  Every
holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

		(a)  prior to the Distribution Date, the
Rights will be transferable only in connection with the transfer of Common Stock;

		(b)  after the Distribution Date, the Rights
Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates fully executed;

		(c)  subject to Section 6(a) and
Section 7(f) hereof, the Company and the Rights Agent may deem and treat the person in whose name a Rights
Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or the associated
Common Stock certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights
Agent, subject to the last sentence of Section 7(e) hereof, shall be required to be affected by any notice to the contrary; and

		(d)  notwithstanding anything in this
Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation;
provided, however, the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

	Section 17.  Rights Certificate Holder Not
Deemed a Stockholder. No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of one one-hundredths of a share of Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights
Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 24 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof.

	Section 18.  Concerning the Rights Agent.

		(a)  The Company agrees to pay to the Rights
Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

		(b)  The Rights Agent shall be protected and
shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for Common
Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

	Section 19.  Merger or Consolidation or Change
of Name of Rights Agent.

		(a)  Any corporation into which the Rights
Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights
Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights
Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

		(b)  In case at any time the name of the
Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver
Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights
Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

	Section 20.  Duties of Rights Agent.  The Rights
Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights
Certificates, by their acceptance thereof, shall be bound:

		(a)  The Rights Agent may consult with legal
counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

		(b)  Whenever in the performance of its
duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter
(including, without limitation, the identity of any Acquiring Person or Adverse Person and the determination of "current market price") be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

		(c)  The Rights Agent shall be liable
hereunder only for its own negligence, bad faith or willful misconduct.

		(d)  The Rights Agent shall not be liable
for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights
Certificates or be required to verify the same (except as to its countersignature on such Rights
Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

		(e)  The Rights Agent shall not be under any
responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 13 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after receipt of the certificate described in Section 12 hereof setting forth any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common
Stock or Preferred Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Common Stock or Preferred Stock will, when so issued, be validly authorized and issued, fully paid and nonassessable.

		(f)  The Company agrees that it will
perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

		(g)  The Rights Agent is hereby authorized
and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

		(h)  Any application by the Rights Agent for
written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights
Agent under this Rights Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date the Chairman of the Board, the President, any Vice President, the
Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights
Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

		(i)  The Rights Agent and any stockholder,
director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

		(j)  The Rights Agent may execute and
exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct; provided, however, reasonable care was exercised in the selection and continued employment thereof.

		(k)  No provision of this Agreement shall
require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

		(l)  If, with respect to any Rights
Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

	Section 21.  Change of Rights Agent.  The Rights
Agent or any successor Rights Agent may resign and thereby be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights
Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new
Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be
(a) a corporation or financial institution organized and doing business under the laws of the United States or of the States of New York or North Carolina (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the States of New York or North
Carolina), in good standing, and having a principal office in the States of New York or North Carolina, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or
(b) an affiliate of a corporation or financial institution described in clause (a) of this sentence.
After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver, and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates.
Failure to give any notice provided for in this
Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

	Section 22.  Issuance of New Rights
Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights
Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights
Certificate would be issued, and (ii) no such Rights
Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

	Section 23.  Redemption and Termination.

		(a)(i)  The Board of Directors of the
Company may, at its option, at any time prior to the earlier of (x) the close of business on the tenth
Business Day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth
Business Day following the Record Date), or (y) the
Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, as such amount may be appropriately adjusted, as determined by the Board of Directors, to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding the foregoing, but subject to Section 23(a)(ii) hereof, the Board of Directors of the Company may not redeem any Rights after the tenth Business Day following the effective date of any declaration that any Person is an Adverse
Person (as provided in Section 11(a)(ii)(B)).

		  (ii)  If, following the occurrence of a
Stock Acquisition Date and/or following the expiration of the right of redemption hereunder but prior to any Triggering Event, (x) a Person who is an Acquiring
Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event such that such Person is thereafter a Beneficial Owner of less than 10% of the outstanding shares of Common
Stock, and (y) there are no other Persons, immediately following the occurrence of the event described in clause (x), who are Acquiring Persons or Adverse
Persons, then the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23.

		 (iii)  Notwithstanding anything
contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of an event described in Section 11(a)(ii) until such time as the Company's right of redemption hereunder has expired.

		  (iv)  The Company may, at its option,
pay the Redemption Price in cash, shares of Common
Stock (based on the "current market price," as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.

		(b)  Immediately upon the action of the
Board of Directors of the Company ordering the redemption of the Rights, evidence of which shall have been filed with the Rights Agent and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder's last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

	Section 24.  Notice of Certain Events.

		(a)  In case the Company shall propose, at
any time after the Distribution Date, (i) to pay any dividend payable in stock of any class to the holders of Preferred Stock or to make any other distribution to the holders of Preferred Stock (other than a regular quarterly cash dividend out of earnings or retained earnings of the Company), or (ii) to offer to the holders of Preferred Stock rights or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options, or (iii) to effect any reclassification of its Preferred Stock (other than a reclassification involving only the subdivision of outstanding shares of Preferred Stock), or (iv) to effect any consolidation, statutory share exchange or merger into or with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(n) hereof), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(n) hereof), or
(v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 25 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, statutory share exchange, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least twenty (20) days prior to the record date for determining holders of the shares of Preferred
Stock for purposes of such action, and in the case of any such other action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Preferred Stock, whichever shall be the earlier.

		(b)  In case any of the events set forth in
Section 11(a)(ii) hereof shall occur, then, in any such case, (i) the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate, to the extent feasible and in accordance with
Section 25 hereof, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under
Section 11(a)(ii) hereof, and (ii) all references in the preceding paragraph to Preferred Stock shall be deemed thereafter to refer to Common Stock and/or, if appropriate, other securities.

	Section 25.  Notices.  Notices or demands
authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if delivered by hand, sent by overnight courier or sent by first-class mail, postage prepaid, addressed
(until another address is filed in writing with the Rights Agent) as follows:

		Southern National Corporation
		    200 West Second Street
		    Winston-Salem, NC  27101-4036
		    Attention:  Secretary

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights
Certificate to or on the Rights Agent shall be sufficiently given or made if delivered by hand, sent by overnight courier or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

		Branch Banking and Trust Company
		    200 West Second Street
		    Winston-Salem, NC  27101-4036
		    Attention:  Secretary

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of certificates representing shares of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

	Section 26.  Supplements and Amendments.  Prior
to the Distribution Date, the Company and the Rights
Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity,
(ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, including the Final
Expiration Date, (iv) to alter the Purchase Price if the Final Expiration Date is changed, or (v) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring
Person, an Adverse Person or an Affiliate or Associate of any such Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening of such other time period is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common
Stock.

	Section 27.  Successors.  All the covenants and
provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

	Section 28.  Determinations and Actions by the
Board of Directors, etc. (a) For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-
3(d)(1)(i) of the General Rules and Regulations under the Exchange Act as in effect on the date hereof. The
Board of Directors of the Company (or, as set forth herein, certain specified members thereof) shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to
(i) interpret the provisions of this Agreement, and
(ii) make all determinations deemed necessary or advisable for the administration of this Agreement
(including, but not limited to, a determination to redeem or not redeem the Rights, to declare that a Person is an Adverse Person or to amend this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company in good faith, shall
(x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board to any liability to the holders of the Rights.

	(b) For purposes of this Agreement, any
determination to be made by the Board of Directors of the Company may be made by a duly constituted committee thereof if so authorized to act by the Board of Directors pursuant to the Company's Bylaws, and in such circumstances any reference to the Board of Directors herein shall be deemed to include a reference to such committee.

	Section 29.  Benefits of This Agreement.
Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution
Date, registered holders of the Common Stock).

	Section 30.  Severability.  If any term,
provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, the right of redemption set forth in
Section 23 hereof shall be reinstated and shall not expire until the close of business on the tenth
Business Day following the date of such determination by the Board of Directors of the Company.

	Section 31.  Governing Law.  This Agreement,
each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

	Section 32.  Counterparts.  This Agreement may
be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

	Section 33.  Descriptive Headings.  Descriptive
headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                     SOUTHERN NATIONAL CORPORATION



By ____________________          By ____________________
   Name:                            Name:
   Title:                           Title:


Attest:                     BRANCH BANKING AND TRUST
			     COMPANY



By ____________________          By ____________________
   Name:                            Name:
   Title:                           Title:

						 Exhibit A

		  [Form of Rights Certificate]


Certificate No. R-                       ________ Rights

NOT EXERCISABLE AFTER DECEMBER 31, 2006 OR
EARLIER IF REDEEMED BY THE COMPANY, UNLESS
EXTENDED BY THE COMPANY.  THE RIGHTS ARE
SUBJECT TO REDEMPTION, AT THE OPTION OF THE
COMPANY, AT $0.01 PER RIGHT ON THE TERMS SET
FORTH IN THE RIGHTS AGREEMENT.  UNDER CERTAIN
CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN
ACQUIRING PERSON OR AN ADVERSE PERSON (AS SUCH
TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) AND
ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME
NULL AND VOID.  [THE RIGHTS REPRESENTED BY THIS
RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY
OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIR-
ING [ADVERSE] PERSON OR AN AFFILIATE OR ASSO-
CIATE OF AN ACQUIRING [ADVERSE] PERSON (AS SUCH
TERMS ARE DEFINED IN THE RIGHTS AGREEMENT).
ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE
RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND
VOID IN THE CIRCUMSTANCES SPECIFIED IN
SECTION 7(e) OF SUCH AGREEMENT.] 1



		       Rights Certificate

		 SOUTHERN NATIONAL CORPORATION

	This certifies that                  , or
registered assigns, is the registered owner of the
number of Rights set forth above, each of which
entitles the owner thereof, subject to the terms,
provisions and conditions of the Rights Agreement,
dated as of December 17, 1996 (the "Rights Agreement"),
between Southern National Corporation, a North Carolina
corporation (the "Company"), and Branch Banking and
Trust Company (the "Rights Agent"), to purchase from
the Company at any time prior to 5:00 P.M.
___________________
	       1   The portion of the legend
	  in brackets shall be inserted
	  only if applicable, shall be
	  modified to apply to an
	  Acquiring Person or an Adverse
	  Person, as applicable, and
	  shall replace the preceding
	  sentence.

(Winston-Salem, North Carolina time) on December 31,
2006 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one- hundredths of a fully paid, nonassessable share of Series B Preferred Stock designated as Junior Participating Preferred Stock (the "Preferred
Stock") of the Company, at a purchase price of $145.00 per one one-hundredths of a share (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related
Certificate duly executed. The Purchase Price may be paid in cash or by certified bank check or money order payable to the order of the Company. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase
Price as of December 17, 1996, based on the Preferred
Stock as constituted at such date.

	Upon the occurrence of a Section 11(a)(ii) Event
(as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person, an Adverse Person or an Affiliate or Associate of any such Person (as such terms are defined in the Rights
Agreement), (ii) a transferee of any such Acquiring
Person, Adverse Person, Associate or Affiliate, or
(iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person, an Adverse
Person or an Affiliate or Associate of any such Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii)
Event.

	As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events (as such term is defined in the Rights Agreement).

	This Rights Certificate is subject to all of the terms, provisions, and conditions of the Rights
Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement.
Copies of the Rights Agreement are available upon written request to the Company.

	This Rights Certificate, with or without other
Rights Certificates, upon surrender at the principal office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights
Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-hundredths of a share of Preferred Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights
Certificates for the number of whole Rights not exercised.

	Subject to the provisions of the Rights
Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $0.01 per Right at any time prior to the earliest of the close of business on (i) the tenth business day following the Stock Acquisition Date
(as such time period may be extended pursuant to the Rights Agreement), (ii) the tenth business day following the effectiveness of a declaration by the Board of Directors that a Person is an Adverse Person, and (iii) the Final Expiration Date. After the expiration of the redemption period, the Company's right of redemption may be reinstated if an Acquiring
Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons or Adverse Persons.

	The Company may (but shall not be required to) issue fractional shares of Preferred Stock upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof a cash payment may be made, as provided in the Rights
Agreement.

	No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights
Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

	This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

	WITNESS, the facsimile signature of the proper officers of the Company and its corporate seal.

Dated as of ____________ __, ______


ATTEST:                         SOUTHERN NATIONAL CORPORATION



____________________             By ____________________
      Secretary                     Title:



Countersigned:

BRANCH BANKING AND TRUST
  COMPANY



By  ________________________
    Authorized Signature

	  [Form of Reverse Side of Rights Certificate]


		      FORM OF ASSIGNMENT


	(To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)


FOR VALUE RECEIVED ____________________________________
hereby

sells, assigns and transfers unto __________________________


	(Please print name and address of transferee)



this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ________________ Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated: ____________ __, ______



					Signature


Signature Guaranteed:



		       Certificate

	The undersigned hereby certifies by checking the appropriate boxes that:

	(1) this Rights Certificate [ ] is [ ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person, an Adverse
Person or an Affiliate or Associate of any such Person
(as such terms are defined pursuant to the Rights
Agreement);

	(2) after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring

Person, an Adverse Person or an Affiliate or Associate of any such Person.

Dated: ____________  __, ______
						Signature


Signature Guaranteed:



			  NOTICE

	The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

	      FORM OF ELECTION TO PURCHASE

	  (To be executed if holder desires to
	   exercise Rights represented by the
		  Rights Certificate.)


To:  SOUTHERN NATIONAL CORPORATION

	The undersigned hereby irrevocably elects to exercise ______________ Rights represented by this Rights Certificate to purchase the shares of Preferred
Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of and delivered to:

Please insert social security
or other identifying number


	       (Please print name and address)




	If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new
Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identifying number


	       (Please print name and address)



Dated: ____________ __, ______


						Signature


Signature Guaranteed:

			  Certificate

	The undersigned hereby certifies by checking the appropriate boxes that:

	(1)  the Rights evidenced by this Rights
Certificate [ ] are [ ] are not being exercised by or on behalf of a Person who is or was an Acquiring
Person, an Adverse Person or an Affiliate or Associate of any such Person (as such terms are defined in the Rights Agreement);

	(2) after due inquiry and to the best knowledge of the undersigned, it [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or became an Acquiring Person, an Adverse Person or an Affiliate or Associate of any such Person.

Dated: ______________ __, ______
						Signature


Signature Guaranteed:


			    NOTICE

	The signature to the foregoing Election to Purchase and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

						 Exhibit B

	   SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK


	On December 17, 1996, the Board of Directors of
Southern National Corporation (the "Company") declared a dividend distribution of one Right for each outstanding share of Company Common Stock to stockholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of Common Stock issued after January 17, 1997, until the Distribution Date (which is described in the next paragraph). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredths of a share (a "Unit") of Series B Preferred Stock, designated as Junior
Participating Preferred Stock (the "Preferred Stock"), at a Purchase Price of $145.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of December 17, 1996 (the "Rights Agreement") between the
Company and Branch Banking and Trust Company, as Rights
Agent.

	Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earliest of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock, subject to certain limitations, or (iii) 10 business days after the Board of Directors of the Company shall declare any Person to be an "Adverse Person," upon a determination that such person, alone or together with its affiliates and associates, has or will become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock (provided that any such determination shall not be effective until such Person has become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock), including consultation with such persons as such directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company or (c) such beneficial ownership otherwise is determined to be not in the best interests of the Company and its stockholders, employees, customers and communities in which the Company and its subsidiaries do business.

	However, the Board of Directors may not declare a person to be an Adverse Person if, prior to the time that the person acquired 10% or more of the shares of Common Stock then outstanding, such person provided to the Board of Directors in writing a statement of the person's purpose and intentions in connection with the proposed acquisition of Common Stock, together with any other information reasonably requested of the person by the Board of Directors, and the Board of Directors, based on such statement and reasonable inquiry and investigation as it deems appropriate, determines to notify and notifies such person in writing that it will not declare the person to be an Adverse Person;
provided, however, that the Board of Directors may expressly condition in any manner a determination not to declare a person an Adverse Person on such conditions as the Board of Directors may select, including, without limitation, such person's not acquiring more than a specified amount of stock and/or on such person's not taking actions inconsistent with the purposes and intentions disclosed by such person in the statement provided to the Board of Directors. In the event that the Board of Directors should at any time determine, upon reasonable inquiry and investigation, that such person has not met or complied with any conditions specified by the Board of Directors, the Board of Directors may at any time thereafter declare the person to be an Adverse Person.

	Until the Distribution Date (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after January 17, 1997 will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

	The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, subject to extension by the Board of Directors, or unless earlier redeemed by the Company as described below.

	As soon as practicable after the Distribution
Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate
Rights Certificates alone will represent the Rights.
Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution
Date will be issued with Rights.

	In the event that the Board of Directors determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then-outstanding shares of Common Stock, each holder of a Right will thereafter have the right to receive at the time specified in the Rights Agreement, (x) upon exercise and payment of the exercise price, Common
Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right or (y) at the discretion of the Board of Directors, upon exercise and without payment of the exercise price, Common Stock
(or, in certain circumstances, cash, property or other securities of the Company) having a value equal to the difference between the exercise price of the Right and the value of the consideration which would be payable under clause (x). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

	For example, at an exercise price of $145.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $290.00 worth of Common Stock (or other consideration, as noted above) for $145.00. Assuming that the Common Stock had a per share value of $72.50 at such time, the holder of each valid Right would be entitled to purchase four shares of Common Stock for $145.00. Alternatively, at the discretion of the Board of Directors, each Right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to Common Stock (or other consideration, as noted above) worth $145.00.

	In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger, statutory share exchange or other business combination transaction in which the Company is not the surviving corporation, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

	The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or
(iii) upon the distribution to holders of the Preferred
Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

	With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase
Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

	In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, at any time until 10 business days following the Stock
Acquisition Date. Moreover, redemption would not be permitted after 10 business days following the effective date of any declaration by the Board of Directors that any person is an Adverse Person. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring
Persons or Adverse Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

	Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

	Other than certain provisions relating to the principal economic terms of the Rights under certain specified circumstances, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution
Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights
(excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made when the Rights are not redeemable.

	A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated
_____________, 1996. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

						 Exhibit C

			ARTICLES OF AMENDMENT
	 WITH RESPECT TO THE SERIES B JUNIOR PARTICIPATING
	 PREFERRED STOCK OF SOUTHERN NATIONAL CORPORATION

	   (Pursuant to Sections 55-6-02 and 55-10-06 of the North Carolina Business Corporations Act)


	Southern National Corporation, a North Carolina corporation (the "Corporation"), hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation to determine the preferences, limitations, and relative rights (within the limits set forth in Section 55-6-01 of the North Carolina Business
Corporation Act) of a new series of Preferred Stock, par value $5 per share:

		(1)  The name of the Corporation is Southern
National Corporation.

		(2)  Pursuant to authority granted by
Article IV of the Amended and Restated Articles of
Incorporation of the Corporation and in accordance with the provisions of Section 55-6- 02 of the North
Carolina Business Corporation Act, the Board of
Directors of the Corporation duly adopted on December 17, 1996, the following amendment to the Articles of Incorporation of the Corporation:

	1.  Designation and Amount.  The shares of
such series shall be designated as "Series B Junior
Participating Preferred Stock" and the number of shares constituting such series initially shall be 2,000,000.
Such number of shares may be increased or decreased by the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Junior
Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Junior
Participating Preferred Stock.

	2.  Dividends and Distributions.

		(a)  Subject to the prior and superior
rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of

Series B Junior Participating Preferred Stock, in preference to the holders of Common Stock, par value $5 per share, of the Corporation (the "Common Stock") and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B
Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common
Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding
Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation shall on or at any time after December 17, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common
Stock, or (iii) combine or consolidate the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that were outstanding immediately prior to such event.

		(b)  The Corporation shall declare a
dividend or distribution on the Series B Junior
Participating Preferred Stock as provided in paragraph
(a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, subject to the requirements of applicable law and the Articles of Incorporation, in the event no dividend or distribution shall have been declared on the Common
Stock during the period between any Quarterly Dividend

Payment Date and the next subsequent Quarterly Dividend
Payment Date, a dividend of $1.00 per share on the Series B Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly
Dividend Payment Date.

		(c)  Dividends shall begin to accrue and be
cumulative on outstanding shares of Series B Junior
Participating Preferred Stock from the Quarterly
Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating
Preferred Stock, unless the date of issue of such shares is prior to the record date for the first
Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred
Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment
Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B
Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred
Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.


	3. Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

		(a)  Subject to the provision for adjustment
hereinafter set forth, each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common
Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that were outstanding immediately prior to such event.

		(b)  Except as otherwise provided herein, in
any other amendment to the Articles of Incorporation of the Corporation or by law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one group on all matters submitted to a vote of shareholders of the Corporation.

		(c)  Except as set forth herein, holders of
Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

	4.  Certain Restrictions.

		(a)  Whenever quarterly dividends or other
dividends or distributions payable on the Series B
Junior Participating Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior
Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

		  (i)  declare or pay dividends on,
     redeem or purchase or otherwise acquire for consideration, or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating
     Preferred Stock;

		 (ii)  declare or pay dividends on,
     redeem or purchase or otherwise acquire for consideration, or make any other distributions on any shares of stock ranking on a parity
     (either as to dividends or upon liquidation, dissolution or winding up) with the Series B
     Junior Participating Preferred Stock, provided that there may be declared and paid ratably dividends on the Series B Junior Participating
     Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     and provided further that the Corporation may at any time redeem or purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock;

		 (iii)  purchase or otherwise acquire
     for consideration any shares of Series B Junior
     Participating Preferred Stock, or redeem or purchase or otherwise acquire any shares of stock ranking on a parity with the Series B
     Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

		(b)  The Corporation shall not permit any
subsidiary of the Corporation (for the account of such subsidiary) to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

		(c)  No dividend shall be declared and paid,
or set apart for payment on, any share of the Series B Junior Participating Preferred Stock or any share of any other series of Preferred Stock or any share of any class of stock, or series thereof, ranking on a parity with this Series as to dividends, for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective dividends applicable thereto, shall be declared and paid, or set apart for payment on, all shares of this Series and all shares of all other series of Preferred Stock and all shares of any class, or series thereof, ranking on a parity with this Series as to dividends, then issued and outstanding and entitled to receive dividends.

	5.  Reacquired Shares.  Any shares of Series B
Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation of the Corporation (including Articles of Amendment duly adopted in accordance with the North Carolina Business
Corporation Act), creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

	6.  Liquidation, Dissolution or Winding Up.

		(a)  Upon any liquidation (voluntary or
otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
up) to the Series B Junior Participating Preferred
Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment
(the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation
Preference, no additional distributions shall be made to the holders of shares of Series B Junior
Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B
Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common
Stock, on a per share basis, respectively.

		(b)  In the event, however, that there are
not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of

Preferred Stock, if any, which rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

		(c)  In the event the Corporation shall at
any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common
Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

		(d)  Neither the sale, lease or conveyance
of all or substantially all of the property or business of the Corporation, nor the merger, consolidation or statutory share exchange of the Corporation into or with any other corporation or the merger, consolidation or statutory share exchange of any other corporation into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, for the purposes of this Paragraph 6.

	7.  Statutory Share Exchange, Merger
Consolidation, etc. In case the Corporation shall enter into any statutory share exchange, merger, consolidation, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time on or after the Rights Declaration
Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior
Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that were outstanding immediately prior to such event.

	8.  No Redemption.  The shares of Series A
Junior Participating Preferred Stock shall not be redeemable.

	9.  Ranking.  The Series B Junior Participating
Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

	10. Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B
Junior Participating Preferred Stock so as to affect them adversely, except in accordance with the provisions of Section 55-10-04 of the North Carolina
Business Corporation Act, or as otherwise permitted by law.

	11.  Fractional Shares.  Series B Junior
Participating Preferred Stock may be issued in fractions of a share (which shall be integral multiples of one one-hundredth of a share of Series B Junior
Participating Preferred Stock), which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior
Participating Preferred Stock.

*     *     *

	This ___ day of January 1997.


				       SOUTHERN NATIONAL CORPORATION




				       By:__________________________
					  Name:
					  Title: